Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

SELLAS Life Sciences Group, Inc.

We consent to the incorporation by reference in the registration statement on Form S-1 of SELLAS Life Sciences Group, Inc. to be filed on or about July 11, 2018, of our auditor’s report dated September 22, 2017, with respect to the consolidated balance sheet of SELLAS Life Sciences Group, Ltd (the “Company”) and subsidiaries as of December 31, 2016, and the related consolidated statements of operations, changes in shareholders’ deficit, and cash flows for the year then ended, and the related notes, before the effects of the retrospective changes resulting from the merger described in Note 1, and the addition of net loss per share information to the consolidated financial statements as described in Note 3 (collectively, the “consolidated financial statements”), not included herein, and to reference to our firm under the heading “Experts” included in the Registration Statement (Form S-1 No. 333-225140), as amended, and the related prospectus.

Our report dated September 22, 2017 contains an explanatory paragraph that states that the Company has suffered recurring net losses since its inception, which raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG Audit Limited

Chartered Professional Accountants

Hamilton, Bermuda

July 11, 2018